                                                              EXHIBIT 21



                    SUBSIDIARIES OF REGISTRANT



       The following companies are wholly-owned subsidiaries of the Company and are included in the consolidated financial statements:

    Name of Subsidiary                 Incorporated Under Laws of
Barzon Corporation                        Delaware
Down River International, Inc.            Michigan
Greif Board Corporation                   Delaware
Greif Containers Inc.                     Canada
Michigan Packaging Company                Delaware
Soterra, Incorporated                     Delaware
Virginia Fibre Corporation                Virginia


